Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 21, 2022
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results for the first quarter of 2022. For the three months ended March 31, 2022, consolidated net income was $2,369,000, or $0.29 per diluted share (EPS). This compared to consolidated net income of $3,466,000, or $0.42 EPS, for the prior quarter and $4,357,000, or $0.53 EPS, for the same period a year ago.

The first quarter net income decrease was primarily due to a decrease in Paycheck Protection Program (PPP) loan interest and fee income to $487,000 during the first quarter, compared to $1,254,000 during the fourth quarter of 2021 and $2,590,000 during the first quarter of 2021. Additionally, a loan loss provision reversal of $635,000 was recorded in the fourth quarter of 2021 related to general improvements in credit risk metrics within our loan portfolio, as compared to no provision or reversal recorded during the first quarter of 2022.

The Company has benefited from loan growth, excluding PPP loans, of $47.2 million, and investment portfolio growth of $133.5 million, during the prior twelve months. This growth in earning assets helped to offset the yield reduction resulting from the current low interest rate environment. $345 million has been funded in new PPP loans since the commencement of the PPP loan program, of which $327 million has been paid down through SBA forgiveness payments, leaving an outstanding balance of $17.7 million as of March 31, 2022.

Net interest income for the three months ended March 31, 2022 was $10,958,000, compared to $11,309,000 in the prior quarter, and $12,242,000 in the same period a year ago. The decrease from the prior periods is attributable to a reduction in interest and fees on PPP loans as described above, which was offset in part by the growth in earning assets.

Net interest margin for the three months ended March 31, 2022 was 2.51%, compared to 2.55% for the prior quarter and 3.43% for the same period last year. The interest margin compression compared to the first quarter of 2021 was mainly due to an increase in low-yielding cash balances driven by deposit growth and PPP loan forgiveness payments, lower PPP interest and fees and lower overall market rates triggered by the FOMC rate cuts in March 2020, which continue to adversely impact earning asset yields as they reprice and mature.

“As PPP loans continue to pay down, PPP related revenue also subsides. The resulting impact has been higher cash balances and a reduction in net interest margin. The high cash balances leave us well positioned to take advantage of rising rates as we deploy funds into loans and investment securities.” stated Rick McCarty, President and Chief Operating Officer.

Non-interest income was $1,168,000 for the quarter ended March 31, 2022, compared to $1,542,000 for the prior quarter and $1,176,000 for the same period last year. The decrease compared to the fourth quarter was due to decreases in gains on called investment securities and fair value changes on one equity security.

Non-interest expense totaled $9,122,000 for the quarter ended March 31, 2022, compared to $8,877,000 in the previous quarter and $7,720,000 in the same quarter a year ago. The increase in non-interest expense compared to prior periods corresponds primarily to staffing expense and general operating costs related to servicing the growing loan and deposit portfolios, and a decrease in deferred costs associated with funded loans, which is recorded against salary expense. The decrease in deferred costs is from the recognition of $520,000 related to funded PPP loans during the first quarter of 2021.

Total assets were $1.95 billion at March 31, 2022, a decrease of $18.5 million from December 31, 2021 and an increase of $280.6 million over March 31, 2021. Gross loans were $858.8 million at March 31, 2022, a decrease of $1.3 million and $170.0 million over December 31, 2021 and March 31, 2021, respectively. The first quarter and year-over-year decreases in gross loans were due to decreases in PPP loan balances of $12.8 million and $217.2 million, respectively, as a result of PPP forgiveness payments received from the SBA. The Company’s total deposits were $1.80 billion as of March 31, 2022, a decrease of $7.7 million from December 31, 2021 and an increase of $281.5 million over March 31, 2021.

“Our balance sheet remains incredibly strong. As we transition from PPP-related initiatives and refocus on relationship expansion and development, we will remain diligent in our effort to understand each client’s needs and tailor solutions to best meet their objectives,” stated Chris Courtney, CEO. “Our ability to deepen the relationships kindled in the last two years, and maintain those forged over the past 30, proves our service model has enduring value.”

Non-performing assets (“NPA”) remained at zero as of March 31, 2022 and December 31, 2021, as compared to $362,000 or 0.02% of total assets at March 31, 2021. The decrease compared to the same period a year ago was due to the full payment on one non-accrual loan.

The allowance for loan losses as a percentage of gross loans was 1.25% at March 31, 2022 and December 31, 2021, compared to 1.10% at March 31, 2021. The increase compared March 31, 2021 is due to the decrease in outstanding PPP loans that do not require a loan loss reserve as they are guaranteed by the federal government through the SBA program. The Company did not record a provision for loan losses during the first quarter of 2022, as loan loss reserves relative to gross loans remain at acceptable levels and credit quality remains stable.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company received regulatory approval to open a new office in Roseville, which is currently operating as a Loan Production Office and is expected to open as a full-service branch in the second half of the year.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Selected Quarterly Operating Data:	2022	2021	2021	2021	2021

Net interest income	$10,958	$11,309	$13,296	$11,988	$12,242
(Reversal of) provision for loan losses	-	(635)	-	-	-
Non-interest income	1,168	1,542	1,303	1,405	1,176
Non-interest expense	9,122	8,877	8,407	8,215	7,720
Net income before income taxes	3,004	4,609	6,192	5,178	5,698
Provision for income taxes	635	1,143	1,638	1,218	1,341
Net income	$2,369	$3,466	$4,554	$3,960	$4,357

Earnings per common share - basic	$0.29	$0.43	$0.56	$0.49	$0.54
Earnings per common share - diluted	$0.29	$0.42	$0.56	$0.48	$0.53
Dividends paid per common share	$0.150	$-	$0.145	$-	$0.145
Return on average common equity	6.84%	9.75%	13.01%	11.77%	13.44%
Return on average assets	0.50%	0.72%	1.00%	0.93%	1.12%
Net interest margin (1)	2.51%	2.55%	3.17%	3.09%	3.43%
Efficiency ratio (2)	71.70%	67.45%	55.94%	59.55%	55.47%

Capital - Period End
Book value per common share	$15.95	$17.31	$16.97	$16.60	$16.02

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%	0.00%	0.02%	0.02%
Loan loss reserve/ gross loans	1.25%	1.25%	1.30%	1.20%	1.10%

Period End Balance Sheet
($ in thousands)
Total assets	$1,946,019	$1,964,478	$1,856,759	$1,764,464	$1,665,394
Gross loans	858,763	860,037	872,110	943,894	1,028,776
Nonperforming assets	-	-	-	362	362
Allowance for loan losses	10,762	10,738	11,351	11,327	11,312
Deposits	1,799,305	1,806,966	1,701,180	1,614,480	1,517,785
Common equity	131,649	142,612	139,788	136,620	131,942

Non-Financial Data
Full-time equivalent staff	206	205	196	188	183
Number of banking offices	17	17	17	17	17

Common Shares outstanding
Period end	8,255,601	8,239,099	8,239,099	8,231,983	8,235,939
Period average - basic	8,157,987	8,151,250	8,148,277	8,145,538	8,134,831
Period average - diluted	8,197,275	8,188,003	8,182,780	8,177,714	8,166,178

Market Ratios
Stock Price	$18.45	$17.40	$17.54	$18.17	$17.15
Price/Earnings	15.67	10.31	7.91	9.32	7.90
Price/Book	1.16	1.01	1.03	1.09	1.07

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.